Exhibit 10.4

RESTRUCTURING AGREEMENT

This Restructuring Agreement (the “Agreement”), dated as of February 12, 2013, by and among Timios National Corporation, a Delaware corporation (the “TNC”), CSS Management Corp. (“CSS”), a Pennsylvania corporation, and YA Global Investments, L.P. (“YA”), a Cayman Islands exempt limited partnership (“YA”).

W I T N E S S E T H :

WHEREAS, TNC, Perma-Fix Environmental Services, Inc., a Delaware corporation (“PESI”), and Safety & Ecology Holdings Corporation (“SEC”) entered into that certain Stock Purchase Agreement dated as of July 15, 2011 (the “Purchase Agreement”) pursuant to which TNC sold to PESI the capital stock of SEC;

WHEREAS, as part of the purchase price for the capital stock of SEC (the “SEC Purchase Price”), PESI issued to TNC that certain Non-Negotiable Promissory Note dated October 31, 2011 in the original principal amount of $2,500,000 (the “Existing PESI Note”) and deposited into escrow an amount equal to $2,000,000 pursuant to that certain Escrow Agreement, dated as of October 31, 2011 (the “PESI Escrow Agreement”), by and among TNC, PESI and SunTrust Bank, as escrow agent;

WHEREAS, as of the date hereof, there is currently outstanding under the Existing PESI Note $1,459,547.50, including interest, and there is $500,000, plus accrued interest, remaining in escrow (the “Escrowed Funds”) pursuant to the PESI Escrow Agreement;

WHEREAS, disputes have arisen under the Purchase Agreement and the parties desire to resolve such disputes pursuant to that certain Settlement and Release Agreement, dated as of the date hereof (the “PESI Settlement Agreement”), by and among PESI, SEC and TNC;

WHEREAS, pursuant to the PESI Settlement Agreement, among other things, (i) TNC and PESI shall direct SunTrust Bank, as escrow agent under the PESI Escrow Agreement, to release to TNC the Escrowed Funds and (ii) TNC shall forgive $1,229,773.75 of the debt outstanding under the Existing PESI Note and replace the Existing PESI Note with a new note to be issued by PESI to TNC in the original principal amount of $229,773.75 (the “New PESI Note”);

WHEREAS, pursuant to that certain Exchange Agreement, dated as of October 31, 2011 (the “Leichtweis Agreement”), by and among, TNC (f/k/a Homeland Security Capital Corporation), Christopher P. Leichtweis (“Leichtweis”), as representative of the Management Investors (as defined therein) and the Management Investors signatory thereto, Leichtweis and the Management Investors canceled their shares of TNC’s Series I Preferred Stock and certain warrants to purchase TNC’s common stock in exchange for a portion of the SEC Purchase Price;

WHEREAS, pursuant to that certain Settlement and Release Agreement, dated as of the date hereof (the “Leichtweis Settlement Agreement”), by and between TNC, Leichtweis and the Management Investors signatory thereto, TNC and Leichtweis shall, among other things, terminate all of their respective rights and obligations under the Leichtweis Agreement;

WHEREAS, TNC issued to YA that certain Amended and Restated Non-Recourse Promissory Note in the original principal amount of $2,311,050 dated August 28, 2012 (the “A&R TNC Note”);

WHEREAS, pursuant to that certain Amended and Restated Non-Recourse Guaranty Agreement dated as of August 28, 2012 by CSS in favor of YA, CSS provided to YA a limited guarantee of the obligations owed by TNC to YA;

WHEREAS, the A&R TNC Note prohibits TNC from, among other things, amending, modifying or otherwise altering the PESI Note, the PESI Escrow Agreement and/or the Leichtweis Agreement; and

WHEREAS, TNC has requested that YA (i) consent to TNC entering into the PESI Settlement Agreement and Leichtweis Settlement Agreement (ii) consent to replacing the Existing PESI Note with the New PESI Note, including, without limitation, the proposed debt forgiveness, and (iii) forgive a portion of the debt outstanding under the A&R TNC Note, and YA is willing to do so, but only on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
YA CONSENT AND AGREEMENTS

SECTION 1.01     Consent.  Subject to the terms and conditions hereof, YA hereby consents to TNC (a) entering into the PESI Settlement Agreement, substantially in the form attached hereto as Exhibit A, (b) entering into the Leichtweis Settlement Agreement, substantially in the form attached hereto as Exhibit B, and (c) replacing the Existing PESI Note with the New PESI Note, substantially in the form attached hereto as Exhibit C.

SECTION 1.02     Forgiveness of Debt; Amending and Restating A&R TNC Note.  Subject to the terms and conditions hereof, YA shall (a) amend and restate the A&R TNC Note into a Second Amended and Restated Promissory Note in the original principal amount of $250,000, which shall be unsecured (the “Second Amended and Restated Recourse Note”), substantially in the form attached hereto as Exhibit D, and a Second Amended and Restated Non-Recourse Promissory Note in the original principal amount of $550,000 (the “Second Amended and Restated Non-Recourse Note”), substantially in the form attached hereto as Exhibit E, and (b) forgive the balance of the debt outstanding under the A&R TNC Note.

ARTICLE II
TNC AND CSS AGREEMENTS

SECTION 2.01     Mandatory Prepayment.  Immediately upon receipt, TNC shall pay to YA the Escrowed Funds to reduce the obligations under the A&R TNC Note.  TNC and CSS each hereby acknowledges and agrees that such payment shall be applied to the obligations under the A&R TNC Note before the A&R TNC Note is amended and restated into the Second Amended and Restated Recourse Note and Second Amended and Restated Non-Recourse Note.

SECTION 2.02     Amendments to Security Agreements.  TNC and CSS each hereby agrees to execute and deliver to YA amendments (the “Security Agreement Amendments”) to that certain Amended and Restated Security Agreement dated as of August 28, 2012 by TNC in favor of YA and Amended and Restated Security Agreement dated as of August 28, 2012 by CSS in favor of YA, substantially in the forms attached hereto as Exhibit F.

SECTION 2.03     Reaffirmation and Ratification Agreement.  TNC and CSS each hereby agrees to execute and deliver to YA a reaffirmation and ratification agreement (the “Reaffirmation and Ratification Agreement”), substantially in the form attached hereto as Exhibit G.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01     The agreements of YA, TNC and CSS contemplated herein, shall not be effective unless and until each of the following conditions precedent have been met or waived:

(a)         All conditions precedent to the effectiveness of the PESI Settlement Agreement and Leichtweis Settlement Agreement shall have been met or waived;

(b)         Receipt by YA of the Escrowed Funds;

(c)         Receipt by YA of the original executed Second Amended and Restated Recourse Note and original executed Second Amended and Restated Non-Recourse Note;

(d)         Receipt by YA of the original executed New PESI Note;

(e)         Receipt by YA of the executed Security Agreement Amendments duly executed by TNC and CSS;

(f)          Receipt by TNC of evidence reasonably satisfactory to TNC of the filing by YA of a UCC financing statement amending the description of collateral granted by TNC in connection with the transactions contemplated hereby; and

(g)         Receipt by YA of the Reaffirmation and Ratification Agreement duly executed by TNC and CSS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TNC AND CSS

TNC and CSS each hereby represents and warrants, as of date hereof, as follows:

SECTION 4.01     Organization and Qualification.  TNC is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business as currently conducted.  CSS is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business as currently conducted.

SECTION 4.02     Corporate Power and Authority.  Each of TNC and CSS has all requisite legal and corporate power to execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by TNC and CSS.  This Agreement and each other agreement ancillary hereto have been duly executed and delivered by each of TNC and CSS, and, assuming the due authorization, execution and delivery of this Agreement and each other agreement ancillary hereto by YA, this Agreement and each other agreement ancillary hereto constitute legally valid and binding obligations of each of TNC and CSS, enforceable against each of

TNC and CSS respectively in accordance with their respective terms, except as such enforceability may be limited by (i) the effect of any applicable laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03     Governmental Consents.  No other consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any US or other governmental authority on the part of TNC or CSS is or will be required in connection with the consummation of the transactions contemplated hereby.

SECTION 4.04     Non-Contravention.  Neither the execution nor delivery by TNC and/or CSS of this Agreement nor the consummation by TNC and/or CSS of the transactions contemplated hereby will violate, conflict with or result in any breach of the Certificate of Incorporation or By-Laws of TNC and/or CSS, or any judgment, decree, order, law, rule or regulation applicable to TNC and/or CSS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF YA

YA hereby represents and warrants, as of date hereof, as follows:

SECTION 5.01     Organization and Qualification.  YA has been duly formed, is validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business as currently conducted.

SECTION 5.02     Corporate Power and Authority.  YA has all requisite legal and organizational power to execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by YA.  This Agreement and each other agreement ancillary hereto have been duly executed and delivered by YA, and, assuming the due authorization, execution and delivery of this Agreement and each other agreement ancillary hereto by TNC and CSS, this Agreement and each other agreement ancillary hereto constitute legally valid and binding obligations of YA, enforceable against YA in accordance with their respective terms, except as such enforceability may be limited by (i) the effect of any applicable laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 5.03     Governmental Consents.  Except for the amendment of any UCC filings with respect to the collateral description as are required by the transactions contemplated hereby, no other consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any US or other governmental authority on the part of YA is or will be required in connection with the consummation of the transactions contemplated hereby.

SECTION 5.04     Non-Contravention.  Neither the execution nor delivery by YA of this Agreement nor the consummation by YA of the transactions contemplated hereby will violate, conflict with or result in any breach of any charter documents of YA, or any judgment, decree, order, law, rule or regulation applicable to YA.

MISCELLANEOUS

SECTION 5.05     Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be sent in writing and will be deemed to have been delivered:  (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  In addition, each such notice, consent, waiver or other communication shall be transmitted via email to the email addresses identified below.  The email addresses, addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Timios National Corporation 4601 North Fairfax Road, Suite 1200 Arlington, VA 22203 Attn: Chief Executive Officer Facsimile: (703) 526-0649 Email: tmcmillen@timios.com

With a copy to (which shall not constitute notice) to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn: Jeffrey P. Schultz, Esq.
Facsimile: (212) 983-3115
Email: jpschultz@mintz.com

If to the Holder:	c/o Yorkville Advisors, LLC
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Attention: Legal Department
Telephone: (201) 985-8300
Email: mrosselli@yorkvilleadvisors.com

or at such other email address, address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

SECTION 5.06     Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

SECTION 5.07     Modifications, Amendments and Waivers.  The terms and conditions of this Agreement may be modified, amended or waived only by written agreement executed by all parties hereto.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

SECTION 5.08     Assignment.  Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties.

SECTION 5.09     Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third party beneficiary of this Agreement.

SECTION 5.10     Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 5.11     Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Agreement shall be brought in the Delaware Court of Chancery.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid court.

SECTION 5.12     Severability.  In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

SECTION 5.13     Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

SECTION 5.14     Enforcement.  Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

SECTION 5.15     Reliance.  The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

SECTION 5.16     Expenses.  Each of the parties hereto shall pay its own fees and expenses

(including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

SECTION 5.17     Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank. Signature Pages to Follow.]

IN WITNESS WHEREOF, each of the parties has executed this Restructuring Agreement as of the day and year first written above.

TIMIOS NATIONAL CORPORATION

By:	/s/ C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	President and CEO

CSS MANAGEMENT CORP.

By:	/s/ Michael T. Brigante
Name:	Michael T. Brigante
Title:	CEO

YA GLOBAL INVESTMENTS, L.P.

By:	Yorkville Advisors, LLC, its
Investment Manager

By:	/s/ Ed Schinik
	Name:	Ed Schinik
	Title:	Chief Financial Officer